Exhibit 99.1

       Sangamo BioSciences Reports 2004 Third Quarter Financial Results

    RICHMOND, Calif., Nov. 3 /PRNewswire-FirstCall/ -- Sangamo BioSciences,
Inc. (Nasdaq: SGMO) today reported financial results for the third quarter ended September 30, 2004. The consolidated net loss was $4.6 million, or $0.18 per share, as compared to a net loss of $2.6 million, or $0.10 per share, in the same period of 2003. At September 30, 2004, the company had cash, cash equivalents, investments and interest receivable of $35.3 million.
    Revenues for the third quarter of 2004 were $172,000 as compared to third quarter 2003 revenues of $507,000. Third quarter 2004 revenues were from Sangamo's partnerships in the areas of human therapeutics, enabling technologies and federal government research grants.
    Total third quarter 2004 operating expenses were $4.8 million as compared to $3.5 million in the prior year period. Research and development expenses were $3.8 million for the three months ended September 30, 2004 as compared to $2.4 million for the third quarter of 2003. Increased research and development expenses were related to increased spending on preclinical studies and product manufacturing for studies. General and administrative expenses were $1.1 million for the third quarter of 2004 as compared to $1.1 million for the same period in 2003.
    Net interest and other income for the third quarter of 2004 was $104,000 as compared to $382,000 in the comparable period of 2003.

    Nine-Month Results
    For the nine-month period ended September 30, 2004 the consolidated net loss was $10.8 million, or $0.43 per share compared with a consolidated net loss of $8.8 million, or $0.35 per share, in the comparable period in 2003. Revenues for the first nine months of 2004 were $1.1 million as compared to $1.6 million in the same period of 2003. Total operating expenses for the nine months ended September 30, 2004 and 2003 were $12.4 million and $11.3 million, respectively.

    Recent Highlights

    -- Appointment of Vice President, Therapeutic Development and Chief Medical
       Officer. In early August, Sangamo announced the appointment of Dale Ando, M.D. as Vice President, Therapeutic Development and Chief Medical Officer. Dr. Ando has held senior positions in therapeutic product development in several biotechnology companies including Cetus, Chiron and most recently as Vice President, Clinical Research at Cell Genesys, Inc. While at Cell Genesys, he directed the development of Phase I-III GVAX programs, oncolytic virus programs and Phase I/II trials of activated T-cell chimeric receptor products in HIV and cancer. From 1997 to 2001 he served as a member of the Recombinant DNA Advisory Committee
       (RAC) and the Adenoviral Safety Committee for the National Institutes of Health (NIH). Dr. Ando began his career as a faculty member at UCLA Medical School in the Division of Rheumatology. He received his M.D. and internal medicine training at the University of Michigan and a B.S. in Chemistry from Stanford University. Dr. Ando has responsibility for the clinical development of Sangamo's ZFP Therapeutics programs and reports to Edward Lanphier, Sangamo's president and CEO.
    -- Sangamo's partner Edwards Lifesciences Corp. updated investors on the status of the first human clinical trial of a ZFP Therapeutic. Edwards released an update informing investors of the initiation of the Phase I clinical trial of a ZFP Therapeutic, EW-A-401, for the treatment of intermittent claudication, a symptom of peripheral artery disease (PAD). The zinc finger DNA-binding protein transcription factor (ZFP TF) is designed to activate all isoforms of the natural Vascular Endothelial Growth Factor A (VEGF-A) gene to stimulate angiogenesis, or new blood vessel growth. The trial is being conducted at the Warren Grant Magnuson Clinical Center of the National Institutes of Health in Bethesda Maryland and is a double blind, placebo-controlled, dose- escalation study designed primarily to measure EW-A-401's safety in treating intermittent claudication. In addition, Edwards stated that investigators might gain some preliminary data on the therapy's effectiveness in improving patients' blood flow, walking capacity, and quality of life. Edwards also reported an interest in pursuing additional indications for the therapy, including critical limb ischemia and ischemic heart disease.
    -- Sangamo announced a research collaboration in area of regenerative medicine with LifeScan Inc., a Johnson & Johnson company. The agreement provides LifeScan with Sangamo's proprietary zinc finger DNA binding proteins (ZFPs) for use in a program to develop therapeutic cell lines as a potential treatment for diabetes.
    -- Data from Sangamo's ZFP Angiogenesis program were published in the AHA
       Journal Circulation. The study, reported in the American Heart Association journal, Circulation, was conducted in the laboratory of Brian Annex, MD, Director of Therapeutic Angiogenesis Research in the Division Cardiology at Duke University Medical Center and was designed to test the efficacy of a ZFP TF in a rabbit model of peripheral artery disease. The authors used an engineered ZFP TF designed to activate the expression of the VEGF A gene. VEGF A has been extensively documented as an important factor in angiogenesis or blood vessel growth. Using ZFP TFs to increase the expression of this gene and the protein that it encodes in ischemic, or oxygen-starved, muscle in rabbits resulted in production of all of the normal splice variants of VEGF and statistically significant changes in a number of measures of efficacy in treated limbs: decrease in cell death in the treated muscle, increased cell growth and blood vessel density and increases in blood flow.
    -- Sangamo updates shareholders at the company's first Analyst and Investor
       Briefing and Investor Conferences. On September 14, 2004, Sangamo provided an update to investors on the status and the latest developments in several of its ZFP Therapeutics programs. Scientists from the Company, Dale Ando, M.D. and Philip Gregory, D. Phil. presented details of Sangamo's therapeutic programs, particularly the company's programs in diabetic neuropathy (DN) and a new initiative for HIV therapy. Clinical collaborator, Frank Giordano, M.D. of Yale University School of Medicine, presented an update on Sangamo's cardiovascular programs. In addition, Sangamo's president and CEO gave company updates at the UBS Global Life Sciences Conference, the BIO Emerging Company Investor Forum and the Rodman and Renshaw Techvest Global Healthcare Conference.

    Conference Call and Webcast
    Sangamo will host a conference call today at 2:00 p.m. PST, which will be open to the public via telephone and webcast. During the conference call, the company will review the financial results and discuss other business matters.
    The conference call dial-in numbers are 800-237-9752 for domestic callers and 617-847-8706 for international callers. The conference ID number for the call is 30988925. Participants may access the live webcast via a link on the Sangamo BioSciences website http://phx.corporate-ir.net/phoenix.zhtml?c=120938&p=irol-IRHome in the Investor Relations section under "Company Overview." For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 4:00 p.m. PST on November 3, 2004 to 9:00 p.m. PST on November 10, 2004. The conference call replay numbers for domestic and international callers are 888-286-8010 and 617-801-6888 respectively. The conference ID number for the replay is 37605986. The webcast will be available on the Sangamo website for two weeks after the call.

    About Sangamo
    Sangamo BioSciences, Inc is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The company's most advanced therapeutic development program, currently in a Phase I clinical trial, involves the use of transcription factors for the treatment of peripheral artery disease. Other therapeutic development programs are focused on diabetic neuropathy, ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP-Nucleases (ZFNs) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases such as sickle cell anemia and for infectious diseases such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com.

    This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and applications of Sangamo's ZFP TF technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamon BioSciences, Inc. assumes no obligation to update the forward-looking information contained in this press release.


    SELECTED FINANCIAL DATA
    (in thousands, except per share data)
    (unaudited)
                                            Quarter Ended    Nine months ended
                                             September 30,     September 30,
                                            2004     2003      2004     2003
    Consolidated Statement of Operations
     Data:
    Total revenues                           $172     $507    $1,115   $1,576
    Operating expenses:
      Research and development              3,765    2,346     9,187    8,159
      General and administrative            1,082    1,127     3,179    3,157
        Total operating expenses            4,847    3,473    12,366   11,316
    Loss from operations                   (4,675)  (2,966)  (11,251)  (9,740)
    Interest and other income, net            104      382       476      987
    Net loss                              $(4,571) $(2,584) $(10,775) $(8,753)
    Basic and diluted net loss per common
     share                                 $(0.18)  $(0.10)   $(0.43)  $(0.35)
    Shares used in computing basic and
     diluted net loss per common share     25,128   24,812    25,052   24,778


                                               September 30,      December 31,
                                                   2004              2003
                                               (Unaudited)
    Condensed Balance Sheet Data:
    Cash, cash equivalents, investments,
     and interest receivable                       $35,305           $44,343
    Total assets                                    36,358            46,232
    Total stockholders' equity                      34,969            44,661


SOURCE  Sangamo BioSciences, Inc.
    -0-                             11/03/2004
    /CONTACT: Elizabeth Wolffe, Ph.D., of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or Kathy Jones-Nugent (media), or John Nugent (investors), both of Burns McClellan, Inc., +1-212-213-0006, for Sangamo BioSciences, Inc./
    /Web site:  http://www.sangamo.com /
    (SGMO)

CO:  Sangamo BioSciences, Inc.
ST:  California
IN:  BIO HEA MTC
SU:  ERN CCA